June 30, 2010

Board of Directors
Bancinsurance Corporation
250 East Broad Street
7th Floor
Columbus, Ohio 43215

Gentlemen:

I refer to my letter to you dated March 22, 2010 (the “Proposal Letter”), in which I described a proposal (the “Proposal”) pursuant to which an investor group organized and led by me (the “Investor Group”) would acquire all of the outstanding shares of common stock, without par value (the “Common Stock”), of Bancinsurance Corporation (the “Company”), other than those shares owned by the Investor Group, at a purchase price of $6.00 per share in cash.

I am now pleased to inform you that the Investor Group is willing to increase the proposed purchase price to $7.25 per share. This represents a 20.8% increase over our previous offer. Except as described below, the terms of the Proposal remain as set forth in the Proposal Letter.

The Investor Group now expects to use third-party financing to fund all or a portion of the purchase price of the Common Stock. Closing of the proposed transaction will be conditioned on the Investor Group obtaining this financing on acceptable terms.

We believe the proposed purchase price is fair to, and in the best interest of, Company shareholders other than members of the Investor Group (the “Public Investors”). Among other things, the offer price represents substantial premiums over the current, recent and historical market prices of the Common Stock. These include:

•	premiums of approximately 20.8% and 21.4%, respectively, over the closing price and the 20-day volume-weighted average closing price of the Common Stock on June 29, 2010;

•	premiums of approximately 45.0% and 42.5%, respectively, over the closing price and the 20-day volume-weighted average closing price of the Common Stock on March 19, 2010, the time of our initial offer;

•	premiums ranging between 30.2% and 46.1% over the 1-year, 2-year, 3-year, 4-year and 5-year volume-weighted average closing prices of the Common Stock on June 29, 2010; and

•	a premium of 7.4% over the Common Stock’s 5-year high closing price of $6.75.

The fact that our offer price represents a significant premium over all reasonable measures of the Common Stock’s market price over the last five years underscores our offer’s inherent fairness and attractiveness to the Public Investors. Similarly, we believe our offer price is fair and very attractive to the Public Investors when evaluated using factors other than market price. For example:

•	Based on a discounted cash flow analysis that yields a going-concern value of approximately $6.74 per share, our offer price represents a 7.6% premium over the Company’s going-concern value.

•	The most recent price a member of the Investor Group paid for the Common Stock was $5.31 per share, on May 25, 2010. Our offer price represents a 36.5% premium over this price.

•	Our offer price represents modest discounts of 14.9% and 20.2%, respectively, to the Company’s book value per share as of December 31, 2009 and March 31, 2010. We believe these discounts are appropriate, fair and reasonable in light of the nature of the Company and its industry, the structure of the proposed transaction, and current market conditions. Among other things, in our experience, public insurance companies typically trade at a substantial discount to book value.

Moreover, in light of the limited trading market for the Common Stock and the lack of analyst and institutional investor interest in it, we believe the proposed transaction represents a particularly attractive and uncommon opportunity for the Public Investors to receive liquidity for their shares.

As you know, the Investor Group holds approximately three-quarters of the outstanding shares of Common Stock. The Investor Group is interested only in acquiring the publicly held shares of Common Stock, and does not intend to sell its stake in the Company or consider any strategic transaction involving the Company that would reduce its ownership stake in the Company.

The Investor Group recognizes that it is in all affected parties’ best interest to allow the special committee of the Board of Directors of the Company (the “Special Committee”) time to conduct a thorough evaluation of our revised proposal. Consequently, while we reserve the right to withdraw the Proposal at any time in our sole discretion, this revised proposal is not subject to a specific deadline.

While we have not set a specific deadline for the Company to accept our revised proposal, we strongly believe that time is of the essence in this matter. As you know, the financial markets have been tremendously volatile since we made our initial Proposal, and an adverse change in them may affect our ability to obtain financing or make a transaction at the current offer price unattractive to us. Likewise, the Investor Group includes a number of independent individuals with different interests; and one or more of these individuals may become unwilling to proceed with the transaction if they do not see palpable progress in a reasonable time. Consequently, we urge the Special Committee to complete its evaluation as expeditiously as possible.

We expect to make appropriate filings on Schedule 13D disclosing this letter.

No binding obligation on the part of the Company or the Investor Group will arise with respect to the Proposal or any transaction unless a definitive merger agreement has been executed and delivered.

We and our representatives will be available to meet with the Special Committee and its representatives to discuss this proposal further. Please do not hesitate to let me know if there is anything we can provide to help the Special Committee complete its evaluation. The other members of the Investor Group and I thank you for considering our proposal and are available at your convenience if further discussion is needed.

Sincerely,

John S. Sokol